EXHIBIT 5

Two Hopkins Plaza, Suite 1800 Baltimore, Maryland 21201-2978	Telephone 410-244-7400 Facsimile 410-244-7742	www.venable.com
May 9, 2007
A.M. Castle & Co.
3400 North Wolf Road
Franklin Park, Illinois 60131
          Re: Registration Statement on Form S-3
Ladies and Gentlemen:
          We have served as Maryland counsel to A.M. Castle & Co., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the following securities (collectively, the “Securities”): (a) Common Stock, $.01 par value per share (“Common Stock”), of the Company, to be issued by the Company (the “Company Shares”) and (b) Common Stock (the “Stockholders’ Shares”) to be sold from time to time by the stockholders of the Company named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Stockholders’ Shares have been or will be issued upon conversion of the Company’s Series A Cumulative Convertible Preferred Stock, $.01 par value per share (the “Series A Preferred Shares”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
          1. The Registration Statement and the related form of prospectus included therein (the “Prospectus”) in the form in which it was transmitted to the Commission under the 1933 Act;
          2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          3. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

A.M. Castle & Co.
May 9, 2007

          4. Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”), relating to (a) the issuance of 12,000 shares of Series A Preferred Stock and (b) the registration of the Securities;
          5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          6. A certificate executed by an officer of the Company, dated as of the date hereof; and
          7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

A.M. Castle & Co.
May 9, 2007

          5. The issuance of the Company Shares from time to time will be approved by the Board of Directors, or a duly authorized committee thereof, in accordance with Maryland law and the Charter and Bylaws (with such approval referred to herein as the “Corporate Proceedings”).
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. Upon completion of all Corporate Proceedings relating to the Company Shares, the Company Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) duly authorized and, when and if delivered against payment therefor in accordance with the Corporate Proceedings, will be validly issued, fully paid and nonassessable.
          3. The Stockholders’ Shares have been duly authorized and are, or upon conversion of the Series A Preferred Stock in accordance with the Charter, will be, (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

A.M. Castle & Co.
May 9, 2007

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,